Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FIRST QUARTER
2022 RESULTS

Highlights:

●	Delivered Net Sales of $102.6 Million
●	Recorded Net Loss of $3.9 million, or $(0.18) of Diluted EPS
●	Adjusted EBITDA was $4.6 million, compared to $10.7 million in 1Q21
●	Reiterated 2022 guidance
●	Paid $0.29 per share cash dividend on March 31, 2022

May 2, 2022 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2022.

“While we faced a difficult comparison this quarter, we delivered results that were in line with our expectations, and see positive demand trends continuing this year,” noted Bob McCormick, President & CEO. “Like many companies operating in the work truck sector, we continue to be impacted by supply chain constraints that are restricting the flow of chassis and components. Our teams are working tirelessly to alleviate the issues wherever possible, and continue to expect the situation to slowly start to improve in the second half of the year. Therefore, we are reiterating our annual guidance as demand remains strong across both segments, with the preseason sales period off to a great start for Attachments and backlog continuing to grow at Solutions.”

Consolidated First Quarter 2022 Results

$ in millions (except Margins & EPS)	Q1 2022	Q1 2021
Net Sales	$102.6	$103.3
Gross Profit Margin	20.5%	25.4%

Income (Loss) from Operations	$(2.9)	$3.6
Net Income (Loss)	$(3.9)	$0.7
Diluted EPS	$(0.18)	$0.03

Adjusted EBITDA	$4.6	$10.7
Adjusted EBITDA Margin	4.5%	10.3%
Adjusted Net Income (Loss)	$(2.3)	$1.2
Adjusted Diluted EPS	$(0.11)	$0.04

Douglas Dynamics – First Quarter 2022

●	Consolidated Net Sales were essentially flat compared to the record results for the same period last year on lower volumes. Higher pricing at both segments offset lower volumes in the Attachments segment due to the difficult comparison to the robust snowfall in February 2021 and lower production volumes in the Solutions segment stemming from chassis and component shortages.
●	Operating results were lower compared to the first quarter of 2021, as a result of lower production volumes and unfavorable product mix comparisons within Attachments.
●	Selling, general, and administrative costs increased slightly compared to the first quarter of 2021, largely due to higher labor costs, as well as a return to more normalized marketing spending.
●	Interest expense decreased $0.9 million due primarily to lower interest paid on the term loan following the June 9, 2021 refinancing.

Work Truck Attachments Segment First Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2022	Q1 2021
Net Sales	$45.8	$42.0
Adjusted EBITDA	$3.0	$8.2
Adjusted EBITDA Margin	6.6%	19.6%

●	Work Truck Attachment Net Sales increased 9% over the prior year due to higher pricing on higher input costs, which offset lower volumes in comparison to the robust snowfall experienced in 1Q21.

●	Adjusted EBITDA and Adjusted EBITDA margin decreased compared to the record results in first quarter of 2021, driven by lower volumes and product mix impacting profitability, as well as outsourcing costs, marketing spending related to the NTEA Work Truck Show, and the timing of other spending.

McCormick noted, “It is important to remember that our first quarter is often unprofitable given it usually accounts for approximately ten percent of sales for our Attachments segment, but our costs are set fairly equally across the four quarters. First quarter 2021 produced record profitability for our Attachments segment as robust snowfall in February 2021 created massive demand for parts and accessories, making for a tough comparison this year. First quarter 2022 volumes met our expectations despite the below average snowfall. I am pleased to report that the 2022 preseason is off to a strong start following the NTEA Work Truck Show in March, and we are seeing significant interest in our non-truck products.”

Work Truck Solutions Segment First Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2022	Q1 2021
Net Sales	$56.8	$61.4
Adjusted EBITDA	$1.6	$2.4
Adjusted EBITDA Margin	2.8%	3.9%

Douglas Dynamics – First Quarter 2022

●	Work Truck Solutions Net Sales decreased approximately 7% compared to the corresponding period of last year due to chassis and component shortages hindering production, somewhat offset by pricing adjustments.
●	Adjusted EBITDA and Adjusted EBITDA margin decreased as a result of the lower volumes and inefficiencies stemming from chassis and component shortages hindering production, plus inflationary pressures.

McCormick added, “The trends we have seen recently continued this quarter. Demand remains strong, and backlog continues to grow throughout our Solutions segment. When supply chain disruption starts to subside, we’re well positioned to meet customer expectations, drive revenue and grow earnings.”

Dividend & Liquidity

●	A quarterly cash dividend of $0.29 per share of the Company's common stock was paid on March 31, 2022, to stockholders of record on March 18, 2022.
●	Net cash used in operating activities of $(26.0) million increased by $50.1 million from the first quarter 2021 to the first quarter 2022. The increase was due to less favorable operating results, as well as an increase in inventory in anticipation of inflationary price increases and supply chain disruptions, plus the timing of supplier payments.
●	Free cash flow for first quarter 2022 was $(28.2) million compared to $22.0 million in first quarter 2021, a decrease of $50.2 million. The decrease is primarily a result of higher cash used in operating activities as noted above.
●	The effective tax benefit was 20.6% and 11.6% for the first quarters of 2022 and 2021, respectively. The rate was higher in 1Q22 due to discrete tax expense, versus a discrete tax benefit in the same period last year related to excess tax from stock compensation.
●	During the quarter, approximately 82,000 shares were repurchased at a cost of approximately $3.0 million.

Outlook

McCormick explained, “We are reiterating our guidance given first quarter results met our expectations and the preseason is off to a strong start in Attachments. Demand remains strong in Solutions and, as we noted last quarter, 2022 is expected to mirror 2021, with supply chain difficulties being prevalent in the first half of this year, and then starting to gradually improve in the second half of the year. Work Truck industry data indicates 2023 should produce similar conditions to 2019, which was a record year for our company. Therefore, we remain confident in both our 2022 annual guidance and long-term targets. Demand signals remain strong across the board, and we continue to invest in our operations to ensure that, a) we are ready to deliver when supply chains improve, and b) we are well positioned to drive long-term growth.”

The 2022 financial outlook remains unchanged:

●	Net Sales are expected to be between $570 million and $630 million.
●	Adjusted EBITDA is predicted to range from $70 million to $100 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.25 per share to $2.15 per share.
●	The effective tax rate is expected to be approximately 25% to 26%.
●	The outlook assumes relatively stable to improving economic conditions and the Company’s core markets will experience average snowfall levels.

Douglas Dynamics – First Quarter 2022

Earnings Conference Call Information

The Company will host a conference call on Tuesday, May 3, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, severance, restructuring costs, stock-based compensation, certain purchase accounting expenses, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – First Quarter 2022

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, restructuring charges, non-cash purchase accounting adjustments, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends or our ability to execute repurchases under our stock repurchase program, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc. (“Henderson”), which we acquired in 2014, or with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – First Quarter 2022

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,212	$36,964
Accounts receivable, net	43,058	71,035
Inventories	143,839	104,019
Inventories - truck chassis floor plan	1,469	2,655
Refundable income taxes paid	1,473	1,222
Prepaid and other current assets	4,830	4,536
Total current assets	202,881	220,431

Property, plant, and equipment, net	65,635	66,787
Goodwill	113,134	113,134
Other intangible assets, net	139,479	142,109
Operating lease - right of use asset	17,264	18,462
Non-qualified benefit plan assets	10,140	10,347
Other long-term assets	1,927	1,206
Total assets	$550,460	$572,476

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,218	$27,375
Accrued expenses and other current liabilities	27,243	36,126
Floor plan obligations	1,469	2,655
Operating lease liability - current	4,483	4,623
Short term borrowings	12,000	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	73,550	81,916

Retiree benefits and deferred compensation	17,248	17,170
Deferred income taxes	30,767	29,789
Long-term debt, less current portion	203,367	206,058
Operating lease liablility - noncurrent	14,329	15,408
Other long-term liabilities	4,108	7,525

Total stockholders' equity	207,091	214,610
Total liabilities and stockholders' equity	$550,460	$572,476

Douglas Dynamics – First Quarter 2022

Douglas Dynamics, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2022	March 31, 2021

	(unaudited)
Net sales	$102,601	$103,342
Cost of sales	81,537	77,090
Gross profit	21,064	26,252

Selling, general, and administrative expense	21,373	19,899
Intangibles amortization	2,630	2,705

Income (loss) from operations	(2,939)	3,648

Interest expense, net	(2,113)	(2,975)
Other expense, net	127	(8)
Income (loss) before taxes	(4,925)	665

Income tax benefit	(1,017)	(77)
Net income (loss)	$(3,908)	$742

Weighted average number of common shares outstanding:
Basic	22,982,538	22,881,416
Diluted	22,982,538	22,901,979

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$(0.18)	$0.03
Earnings (loss) per common share assuming dilution attributable to common shareholders	$(0.18)	$0.03
Cash dividends declared and paid per share	$0.29	$0.29

Douglas Dynamics – First Quarter 2022

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2022	March 31, 2021

	(unaudited)
Operating activities
Net income (loss)	$(3,908)	$742
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,189	5,013
Gain on disposal of fixed assets	(51)	-
Amortization of deferred financing costs and debt discount	121	392
Stock-based compensation	1,900	1,965
Adjustments on derivatives not designated as hedges	(172)	(1,454)
Provision for losses on accounts receivable	75	179
Deferred income taxes	978	324
Non-cash lease expense	1,198	1,036
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	27,902	37,867
Inventories	(39,820)	(20,213)
Prepaid assets, refundable income taxes paid and other assets	(1,059)	(254)
Accounts payable	(9,315)	3,347
Accrued expenses and other current liabilities	(8,883)	(4,094)
Benefit obligations and other long-term liabilities	(148)	(701)
Net cash provided by (used in) operating activities	(25,993)	24,149

Investing activities
Capital expenditures	(2,198)	(2,177)
Net cash used in investing activities	(2,198)	(2,177)

Financing activities
Repurchase of common stock	(3,001)	--
Dividends paid	(6,748)	(6,790)
Net revolver borrowings	12,000	--
Repayment of long-term debt	(2,812)	(20,688)
Net cash used in financing activities	(561)	(27,478)
Change in cash and cash equivalents	(28,752)	(5,506)
Cash and cash equivalents at beginning of period	36,964	41,030
Cash and cash equivalents at end of period	$8,212	$35,524

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$713	$16,225

Douglas Dynamics – First Quarter 2022

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2022	2021
Net income (loss)	$(3,908)	$742
Interest expense - net	2,113	2,975
Income tax benefit	(1,017)	(77)
Depreciation expense	2,559	2,308
Intangibles amortization	2,630	2,705
EBITDA	2,377	8,653
Stock-based compensation	1,900	1,965
COVID-19 (1)	20	40
Other charges (2)	339	-
Adjusted EBITDA	$4,636	$10,658

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)  Reflects unrelated legal, severance, restructruing and consulting fees for the periods presented.

Douglas Dynamics – First Quarter 2022

  Segment Disclosures (unaudited)

  (In thousands)

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Work Truck Attachments
Net Sales	$45,776	$41,981
Adjusted EBITDA	$3,044	$8,239
Adjusted EBITDA Margin	6.6%	19.6%

Work Truck Solutions
Net Sales	$56,825	$61,361
Adjusted EBITDA	$1,592	$2,419
Adjusted EBITDA Margin	2.8%	3.9%

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (unaudited)

(In thousands, except share and per share data)

	Three month period ended March 31,
	2022	2021
Net income (loss)	$(3,908)	$742
Adjustments:
Stock based compensation	1,900	1,965
COVID-19 (1)	20	40
Adjustments on derivative not classified as hedge (2)	(172)	(1,454)
Other charges (3)	339	-
Tax effect on adjustments	(522)	(138)
Adjusted net income (loss)	$(2,343)	$1,155
Weighted average basic common shares outstanding	22,982,538	22,881,416
Weighted average common shares outstanding assuming dilution	22,982,538	22,901,979
Adjusted earnings (loss) per common share - dilutive	$(0.11)	$0.04
GAAP diluted earnings (loss) per share	$(0.18)	$0.03
Adjustments net of income taxes:
Stock based compensation	0.06	0.07
COVID-19 (1)	-	-
Adjustments on derivative not classified as hedge (2)	-	(0.06)
Other charges (3)	0.01	-
Adjusted diluted earnings (loss) per share	$(0.11)	$0.04

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)  Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(3)  Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics – First Quarter 2022

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2022	2021
Net cash provided by (used in) operating activities	$(25,993)	$24,149
Acquisition of property and equipment	(2,198)	(2,177)
Free cash flow	$(28,191)	$21,972